Exhibit 16.1

June 30, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Deep Down Inc., (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Deep Down Inc. dated June 28, 2010.  We agree with the statements concerning our Firm in such Form 8-K.  However, we make no comment whatsoever regarding the status of the material weakness disclosed in paragraph (a)(iii)(b) in such Item 4.01 Form 8-K.

Very truly yours,